Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports Second Quarter Non-GAAP EPS of $0.14, GAAP EPS of $0.11 on Record Revenues of $40.4 Million

TROY, NY-April 27, 2006-MapInfo Corporation (Nasdaq: MAPS) today reported net income for the second quarter of fiscal 2006 calculated on a non-GAAP basis (excluding the impact of stock-based compensation expense) of $3.0 million or $0.14 per share, on record revenue of $40.4 million. The net impact of the stock-based compensation expense for the quarter was approximately $0.6 million, or $0.03 per share. On a GAAP basis, net income was $2.3 million, or $0.11 per share. Second quarter revenue and earnings per share, on both a GAAP and non-GAAP basis, are in line with management's previous guidance.

For the second quarter of fiscal 2005, the company reported net income of $2.5 million, or $0.12 per share, on revenue of $35.5 million. Worldwide organic revenue growth on a constant currency basis was 10 percent.

Supplemental schedules, including a reconciliation of GAAP to non-GAAP measures and the allocation of stock-based compensation expense included in net income are provided at the end of this release.

As of March 31, 2006, cash and investments stood at $79.2 million and deferred revenue was $21.2 million. The company generated $3.2 million in cash from operations during the quarter.

"Through solid execution of our vertical market strategy, the Americas delivered 12 percent organic growth in the second quarter, which marked the third consecutive quarter of strong revenue growth for that geography," said Mark Cattini, president and chief executive officer. "We made steady progress in further penetrating our target vertical markets, broadening awareness of our location intelligence value proposition and capabilities, expanding usage of MapInfo solutions across the enterprise and adding to our customer base."

Cattini concluded, "As we head into the second half of 2006, we remain optimistic about our prospects for continued profitable growth in the year and beyond. We see evidence that demand for our location intelligence capabilities is spreading, recognition of the benefits of location intelligence is growing and adoption of MapInfo® Envinsa™ is gaining traction across all target vertical markets.

"In the Americas, where our vertical market approach is firmly established, we have significantly improved our effectiveness at identifying, creating and capturing a growing set of opportunities supported by increased marketing spend. In order to maintain momentum, we are focused on replicating our achievements in the Americas by taking steps to ensure synchronization of sales, marketing and product development throughout the global organization. We intend to continue strengthening our competitive position and furthering our goal of becoming the industry standard for location intelligence."

Guidance

For the third quarter, the company anticipates revenue in the range of $42.0 million to $45.0 million and GAAP earnings per share of $0.13 to $0.16. The company reaffirms its previous full year guidance of revenue between $166 million and $172 million and earnings per share in the range of $0.44 to $0.51. Included in the company's earnings guidance is an estimate for options-based compensation expense of approximately $0.03 and $0.12 per share for the third quarter and fiscal 2006, respectively.

Non-GAAP Information

The company is presenting non-GAAP net income and earnings per share. These measures are determined by excluding stock-based compensation expense associated with the adoption of SFAS 123(R), in addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release. Management evaluated the usefulness of the non-GAAP measure in presenting net income and earnings per share for the three and six months ended March 31, 2006. The company believes that the non-GAAP measures provided, when viewed in addition to and not in lieu of the company's reported GAAP results assists investors in understanding the results of operations on comparative basis, since the prior comparable period did not include stock compensation expense. In addition, the company's management uses the non-GAAP measures to conduct and evaluate its business. The economic rationale behind management's decision to use such a measure is that the business is managed geographically. The geographic managers are not responsible for, and cannot control, costs related to stock compensation expense. Therefore management excludes this measure internally to measure the success of the various geographies and does not include stock compensation when disclosing segment information. The primary limitation associated with the use of the non-GAAP financial measure compared to the most directly comparable GAAP financial measure is that it may not be comparable to amounts reported by other companies. Management compensates for this limitation by clearly stating both the non-GAAP and the GAAP measures. The company also reiterates that this information should be used in addition to GAAP results, and not in lieu of the GAAP results.

Conference Call

The MapInfo Second Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EDT) on Thursday, April 27, 2006. The conference call will be Webcast live at www.investorcalendar.com or www.mapinfo.com/investors. An audio replay of the call will be available starting at 12:00N (EDT) on April 27, 2006 through May 4, 2006. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 7293183). Replays of the Webcast are also available at www.investorcalendar.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo is a global company and the leading provider of location intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, N.Y., MapInfo is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent quarterly report on Form 10-Q under the section "Factors Affecting Future Performance" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -
MapInfo Corporation and Subsidiaries Income Statements (in thousands, except per share data) (unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,

	2006	2005	2006	2005

Net revenues:
Products	$ 29,416	$ 27,634	$ 58,054	$ 54,910
Services	10,978	7,863	21,274	15,286

Total net revenues	40,394	35,497	79,328	70,196

Cost of revenues:
Products	5,412	5,455	10,470	11,195
Services	6,822	4,977	13,875	9,620

Total cost of revenues	12,234	10,432	24,345	20,815

Gross profit	28,160	25,065	54,983	49,381

Operating expenses:
Research and development	6,286	5,753	12,561	11,483
Selling and marketing	13,366	11,559	26,132	23,106
General and administrative	5,418	3,901	10,819	7,807

Total operating expenses	25,070	21,213	49,512	42,396

Operating income	3,090	3,852	5,471	6,985

Interest income	721	426	1,378	764
Interest expense	(262)	(274)	(540)	(579)
Other income (expense), net	(54)	(276)	(202)	(1,523)

Interest and other income (expense), net	405	(124)	636	(1,338)

Income before income taxes	3,495	3,728	6,107	5,647
Provisions for income taxes	1,149	1,267	2,135	2,027

Net income	$ 2,346	$ 2,461	$ 3,972	$ 3,620

Earnings per share	$ 0.11	$ 0.12	$ 0.18	$ 0.17

Average shares outstanding	21,724	21,207	21,647	21,072

MapInfo Corporation and Subsidiaries Reconciliation of GAAP to NON-GAAP Net Income (in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,

	2006	2005	2006	2005

GAAP Net income	$ 2,346	$ 2,461	$ 3,972	$ 3,620

Stock-based compensation expense under SFAS 123(R)	964	-	1,827	-
Income tax effect	357	-	553	-

Non-GAAP net income	$ 2,953	$ 2,461	$ 5,246	$ 3,620

GAAP Earnings per share	$ 0.11	$ 0.12	$ 0.18	$ 0.17
Stock-based compensation expense under SFAS 123(R) effect on earnings per share
	0.03	-	0.06	-

Non-GAAP Earnings per share	$ 0.14	$ 0.12	$ 0.24	$ 0.17

MapInfo Corporation and Subsidiaries Stock-Based Compensation Expense Included in Net Income (in thousands)

	Three months ended		Six months ended
	March 31,		March 31,

	2006	2005	2006	2005

Cost of revenues - Products	$ 10	$ -	$ 22	$ -
Cost of revenues - Services	93	-	175	-

Stock-based compensation expense included in cost of revenues	103	-	197	-

Research and development	149	-	287	-
Selling and marketing	221	-	413	-
General and administrative	491	-	930	-

Stock based compensation expense
included in operating expenses	861	-	1,630	-

Total stock-based compensation expense	964	-	1,827	-
Tax benefit	357	-	553	-

Stock-based compensation expense, net of tax	$ 607	$ -	$ 1,274	$ -

MapInfo Corporation and Subsidiaries Balance Sheets (in thousands)

	March 31, 2006	September 30, 2005

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 79,208	$ 73,816
Receivables - net	33,860	31,831
Inventories	452	548
Other current assets	5,785	5,290

Total current assets	119,305	111,485
Property and equipment - net	24,433	24,850
Product development costs - net	238	454
Deferred income taxes	13,573	14,140
Goodwill - net	49,822	49,661
Other intangible assets - net	10,237	11,633
Investments and other assets	1,201	919

Total assets	$ 218,809	$ 213,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,009	$ 1,367
Accounts payable and accrued expenses	24,488	26,547
Deferred revenue	20,945	20,543

Total current liabilities	46,442	48,457
Long-term debt	13,905	14,277
Deferred revenue, long-term	283	360
Deferred income taxes, long-term	1,807	2,027
Other long-term liabilities	336	357

Total liabilities	62,773	65,478

Stockholders' Equity:
Common stock	42	41
Paid-in capital	109,311	104,869
Retained earnings	46,683	42,754

Total stockholders' equity	156,036	147,664

Total liabilities and stockholders' equity	$ 218,809	$ 213,142